Exhibit 99.1

For release: Wednesday, December 13 at 9:15 AM ET

GM Promotes Executives to Lead the Next Phase of the Company’s Growth Strategy

•	Ken Morris and Josh Tavel named to new leadership roles in product development under GM President Mark Reuss

•	Rory Harvey to assume leadership responsibility for all global regions; Marissa West named senior vice president and president, GM North America

•	Global Product Development leader Doug Parks to retire after nearly 40 years

DETROIT – General Motors Co. (NYSE: GM) is making several changes to its product development team and creating a new role to oversee its global regions. These moves will streamline the organization, allow for faster implementation of new vehicle and technology programs, and accelerate the company’s go-to-market strategies.

This realignment is driven by the retirement of Doug Parks, GM executive vice president of Global Product Development, Purchasing and Supply Chain, after a nearly 40-year career at the company. Parks started at GM in 1984 and led various engineering teams responsible for the development of dozens of vehicles across all GM brands and regions, including the foundation of our current generation EVs.

“We’ve spent years preparing GM to transition to an all-electric future, and Doug’s leadership has been pivotal. We are grateful for his many contributions to GM’s success,” said GM Chair and CEO Mary Barra. “The changes we are announcing today will continue to drive technical excellence and deliver groundbreaking vehicles to our customers around the world.”

Global Product Development Leadership

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Ken Morris, currently vice president, Global Vehicle and Propulsion teams, will be promoted to senior vice president, Product Programs, Product Safety and Motorsports. Morris retains his current responsibilities leading global vehicle programs and will add global product safety, launch excellence and motorsports product development.

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Josh Tavel, currently global vice president of Customer Care and Aftersales, will be promoted to senior vice president of Energy Storage and Propulsion, R&D, and Manufacturing Engineering. This role will integrate GM’s products and processes in key areas critical to accelerating the company’s electrification strategy, including battery development and manufacturing engineering activities.

Global Market Leadership

GM also announced leadership changes to increase collaboration across its global markets.

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Rory Harvey, currently executive vice president and president, GM North America, will move to a newly created role as executive vice president and president, Global Markets. Harvey will work with the global regional teams to bring the right vehicles, software and technologies to customers around the world.

•	Marissa West, currently president and managing director, GM Canada, will join the Global Markets leadership team as senior vice president and president, GM North America, reporting to Harvey.

All leadership changes will take effect on Jan. 2, 2024.

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Cautionary Note on Forward-Looking Statements: This press release contains forward-looking statements that represent our current judgment about possible future events. In making these statements we rely on assumptions and analysis based on our experience and perception of historical trends, current conditions and expected future developments as well as other factors we consider appropriate under the circumstances. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors, both positive and negative. A list and description of these factors can be found in our Annual Report on Form 10-K and our subsequent filings with the U.S. Securities and Exchange Commission. We caution readers not to place undue reliance on forward-looking statements. We undertake no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where we are expressly required to do so by law.

General Motors (NYSE:GM) is a global company focused on advancing an all-electric future that is inclusive and accessible to all. At the heart of this strategy is the Ultium battery platform, which powers everything from mass-market to high-performance vehicles. General Motors, its subsidiaries and its joint venture entities sell vehicles under the Chevrolet, Buick, GMC, Cadillac, Baojun and Wuling brands. More information on the company and its subsidiaries, including OnStar, a global leader in safety services and connected vehicle technology, can be found at https://www.gm.com.

CONTACT:

Kevin Kelly

GM Communications

+1 313-316-9742

kevin.m.kelly@gm.com

Phil Lienert

GM Communications

+1 313-530-1508

philip.lienert@gm.com

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